UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2025

COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

117 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2025, Comstock Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an investor (the “Investor”), relating to the issuance of a 6.0% Convertible Promissory Note due April 10, 2026 (the “Convertible Note”).

Under the Convertible Note, the Company may issue up an aggregate principal amount of $10,638,298 (the “Principal Amount”), with an 6% original issue discount. On the initial closing date, the Investor will fund $5,000,000, which shall result in an aggregate principal amount of $5,319,149 (that is, $5,000,000 in cash plus original issue discount of $319,149). On or before the date that is ten (10) business days after the Company effects a reverse split (the “Stock Split”) resulting in an effective increase in the number of authorized shares of the Company’s common shares (the “Common Stock”) available for future issuances of Common Stock, the Company will receive an additional funding of $5,000,000, which shall result in a principal amount for such second tranche of $5,319,149 (that is, an additional $5,000,000 in cash plus an additional $319,149 of original issue discount). The Convertible Note accrues interest at a per annum interest rate of 6% and can be prepaid by providing 30-day notice. Such prepayment shall be made at 120% of the Principal Amount, plus accrued interest.

Except as set forth in the Convertible Note, conversion of the Convertible Note shall be subject to the Stock Split.

The Convertible Note will be convertible into common stock of the Company at a conversion price equal to 88% of the lowest VWAP (or 80% of the lowest VWAP, if an Event of Default (as defined in the Convertible Note) has occurred and is continuing) of the 6 consecutive trading days prior to and including the date of the Conversion Notice. “VWAP” means, for or as of any date, the dollar volume-weighted average price for such security on the trading market as reported by www.quotemedia.com.

On the eleventh business day following the closing of the Convertible Note, the Company will issue to the Investor (i), restricted shares of the Company’s common stock equal to 2% of the Principal Amount of the Convertible Note, based on a price per share equal to the 20-day VWAP for the VWAP Period beginning on the 10th trading day prior to the closing of the Convertible Note and ending on the 10th trading day after the closing of the Convertible Note, and (ii) registered shares of the Company’s common stock equal in value to 3% of the Principal Amount of the Convertible Note, based on a price per share equal to the 20-day VWAP for the VWAP Period, in each case, for no additional consideration.

The Securities Purchase Agreement included customary representations and covenants for the sale and purchase of securities. The Company covenants and agrees that it will convene a special meeting of its shareholders to obtain Shareholder Approval (as defined in the Securities Purchase Agreement) for effectively increasing its authorized shares no later than February 28, 2025. In addition, the Securities Purchase Agreement has a covenant of the Investor not to take short positions in the Company’s stock while the Convertible Note is outstanding. Until such time as 80% of the principal amount of the Convertible Note is no longer outstanding, the Company also agreed not to enter into any Variable Rate Transactions for the substantial life of the Convertible Note, meaning any transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering,” whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

The Convertible Note also provides that the Investor is entitled to receive consideration that common shareholders receive in the event of certain “Fundamental Transactions,” as defined.

The foregoing descriptions of the Securities Purchase Agreement and the Convertible Note are qualified in their entirety by the Securities Purchase Agreement and the Convertible Note, which are incorporated herein by reference and is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed in Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

10.1 Securities Purchase Agreement
10.2 Convertible Note
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK INC.

Date: January 13, 2025	By:	/s/ Corrado De Gasperis
Corrado De Gasperis
Executive Chairman and Chief Executive Officer